Merrill Lynch
Credit Corporation

Private Client Group

4802 Deer Lake Drive East
Jacksonville, Florida 32246-6484
904 928 6000
800 243 0058

OFFICERS' CERTIFICATE
ANNUAL STATEMENT AS TO COMPLIANCE

(LOGO) Merrill Lynch



Re: Norwest Funding, Inc. ("Owner"),
    Merrill Lynch Credit Corporation ("Company"),
    Master Servicing Agreement dated as April 1, 1998 ("Agreement")



    Pursuant to the above Agreement, the Company hereby states:

                  1. A review of the activities of the Company during the 1999 calendar year and of its performance under the Agreement has been made under the supervision of each of the undersigned officers.

                  2. To the best of each such officer's knowledge, based on such review, the Company has fulfilled all of its material obligations under the Agreement in all material respects throughout such year, except with regard to the following matter:

                     In connection with certain Mortgage Loans, the Company may have deducted interest, to which it was entitled, from certain principa1 prepayments, and applied the remainder of the prepayment to reduce the principal balance The related Notes contemplate that principal prepayments be applied to reduce the amount of principal owed under the Note, and that the borrower be subsequently billed for the interest owed. The practice has been discontinued.

Dated: March 31, 2000

Merrill Lynch Credit Corporation

By: Linzy S. Banks, Vice President

Ira J. Ehrlich,Vice President